Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Hawaiian Tax-Free Trust (the "Trust") was held on September 15, 2000. The holders of shares representing 63% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1. To elect Trustees.

Number of  Votes:

		Trustee			For		      Withheld

		Lacy B. Herrmann        34,763,034        388,377
		Vernon R. Alden         34,690,911        460,500
		Arthur K. Carlson       34,731,694        419,717
		William M. Cole         34,748,445        402,966
		Thomas W. Courtney      34,797,078        354,333
		Richard W. Gushman, II  34,785,557        365,854
		Stanley W. Hong         34,685,766        465,645
		Theodore T. Mason       34,787,994        363,417
		Russsell K.  Okata      34,414,474        736,937
		Douglas Philpotts       34,713,977		437,434
		Oswald K. Stender		34,355,208        796,203

2. To ratify the selection of KPMG LLP as the Fund's independent auditors.

Number of  Votes:

		For				Against		Abstain

		34,661,289			268,360		221,763

3. To act upon a proposal to change the fundamental policies of the Fund to allow the use of additional nationally recognized statistical rating organizations.


Number of Votes:

	For				Against		Abstain

	24,140,582			326,507		919,119